CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of (1) our report dated August 17, 2015 relating to the financial statements which appears in the June 30, 2015 Annual Report to Shareholders of Franklin California Insured Tax-Free Income Fund, which is also incorporated by reference into the Registration Statement and (2) our report dated May 17, 2016 relating to the financial statements which appears in the March 31, 2016 Annual Report to Shareholders of Franklin California Tax-Free Income Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" of Franklin California Tax-Free Income Fund and Franklin California Insured Tax-Free Income Fund in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

June 10, 2016